EXHIBIT 3.1 - Articles of Organization	RECEIVED
SECRETARY OF STATE
IOWA

06 JAN-5 PM 3:44

ARTICLES OF ORGANIZATION

OF

HAWKEYE BIODIESEL, LLC

          Pursuant to Section 301 of the Iowa Limited Liability Company Act, the undersigned forms the limited liability company by adopting the following Articles of Organization for the limited liability company:

ARTICLE I

          The name of this limited liability company is Hawkeye Biodiesel, LLC (the “Company”).

ARTICLE II

                    The street address of the initial registered office of the Company in the State of Iowa is 666 Grand Avenue, Suite 2000, Des Moines, Iowa 50309, and the name of its initial registered agent at such address is Harold N. Schneebeck.

ARTICLE III

          The street address of the principal office of the Company in the State of Iowa is 220 East State Street, Algona, Iowa 50511.

ARTICLE IV

          The duration of the Company shall be perpetual unless dissolved as provided in the operating agreement of the Company.

ARTICLE V

          The management of the Company shall be vested in its managers who shall be selected in the manner described in the Operating Agreement of the Company. The members of the Company are not agents of the Company for the purpose of its business or affairs or otherwise. No manager, member, agent, employee, or any other person shall have any power or authority to bind the Company in any way except as may be expressly authorized by the Operating Agreement of the Company or unless authorized to do so by the managers of the Company.

ARTICLE VI

          Section 6.1. A manager of this Company or a member with whom management of the Company is vested shall not be personally liable to the Company or its members for monetary damages for breach of fiduciary duty as a manager, except for liability (i) for any breach of the manager or members duty of loyalty to the Company or its members, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, or (iii) for a transaction from which the manager or member derived an improper personal benefit or a wrongful distribution in violation of Section 807 of the Iowa Limited Liability Company Act.

          Section 6.2. Each person who is or was a member or manager of the Company (and the heirs, executors, personal representatives, administrators, or successors of such person) who was or is made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a member or manager of the Company or is or was serving at the request of the Company as a member or manager, director, officer, partner, trustee, employee or agent of another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (“Indemnitee”), shall be indemnified and held harmless by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended. In addition to the indemnification conferred in this Article, the Indemnitee shall also be entitled to have paid directly by the Company the expenses reasonably incurred in defending any such proceeding against such Indemnitee in advance of its final disposition, to the fullest extent authorized by applicable law, as the same exists or may hereafter be amended. The right to indemnification conferred in this Article shall be a contract right.

          Section 6.3. The Company may, by action of the manager(s), provide indemnification to such of the officers, employees and agents of the Company to such extent and to such effect as the manager(s) shall determine to be appropriate and authorized by applicable law.

          Section 6.4. The rights and authority conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the articles of organization or operating agreement of the Company, agreement, vote of members or disinterested manager(s), or otherwise.

          Section 6.5. Any repeal or amendment of this Article by the members of the Company shall not adversely affect any right or protection of a member, manager, or officer existing at the time of such repeal or amendment.

Dated January 5, 2006.

Harold N. Schneebeck, Organizer

ARTICLES OF AMENDMENT
of
ARTICLES OF ORGANIZATION
of
HAWKEYE BIODIESEL, LLC

TO THE SECRETARY OF STATE
            OF THE STATE OF IOWA:

          Pursuant to Section 1101 of the Iowa Limited Liability Companies Act, the undersigned Company adopts the following amendment to the Company’s Articles of Organization.

1.	The name of the corporation is Hawkeye Biodiesel, LLC.

2.	The Articles of Organization shall be amended as follows: Article I shall be deleted in its entirety and the following shall be inserted in lieu therefor:

The name of this limited liability company is East Fork Biodiesel, LLC (the “Company”).

3.	The date of adoption of the amendment was January 27, 2006.

4.	The foregoing amendment was adopted by a vote of the members in accordance with the Limited Liability Companies Act.

Dated January 27, 2006.

HAWKEYE BIODIESEL, LLC

By

Ken Clark, Manager

FILED
IOWA
SECRETARY OF STATE
1-27-06
4:11 PM
W450589